Exhibit (g)(6)


                              VLSI Technology, Inc.
                                1109 McKay Drive
                           San Jose, California 95131











                                  April 7, 1999




Koninklijke Philips Electronics N.V.
Rembrant Tower
Amstelplein 1
1096 HA Amsterdam
The Netherlands

Dear Ladies/Gentlemen:

         In connection with the good faith consideration by both parties of a possible strategic transaction between VLSI Technology, Inc., a Delaware corporation (the "Company"), and Koninklijke Philips Electronics N.V. or one or more of its affiliates (collectively, the "Counterparty"), the Company agrees that on April 8, 1999 and continuing on April 9, 1999 (with reasonable opportunity for follow-up thereafter) it shall provide the Counterparty with reasonable access to its senior management and will make available to the Counterparty non-public information concerning the Company and its business, financial condition, prospects, operations, assets and liabilities; it being agreed that such access and information to be provided and made available (i) shall be the type and kind of access and information that would customarily be provided to a third party that is exploring a possible strategic transaction with the Company (including an acquisition transaction) and (ii) shall be no less favorable than the access and information provided to any third party that is exploring a possible strategic transaction with the Company. As a condition to, and in consideration of, such information and access being furnished to the Counterparty and its directors, officers, employees, subsidiaries, affiliates, agents, advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) or financing sources, whether retained before or after

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April 7, 1999
Page 2

the date hereof (collectively, "Representatives"), the Counterparty agrees to treat such information (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) which is furnished to the Counterparty or its Representatives before or after the date hereof by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as hereinafter set forth.

         The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the Counterparty or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Counterparty or its Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Counterparty or its Representatives, (ii) was within the Counterparty's possession prior to its being furnished to the Counterparty by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by the Counterparty to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) becomes available to the Counterparty on a non-confidential basis from a source other than the Company or any of its Representatives, provided that to the knowledge of the Counterparty such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

         The Counterparty hereby agrees that it and its Representatives shall
(i) use the Evaluation Material of the Company solely for the purpose of evaluating a potential strategic transaction involving the Company, including without limitation the purchase of securities of the Company (a "Transaction"),
(ii) keep the Evaluation Material confidential and (iii) not disclose any of the Evaluation Material in any manner whatsoever, except as may be required by law or court order subject to the provisions set forth below; provided, however, that (x) the Counterparty may make any disclosure of such information to which the Company gives its prior written consent (y) the Counterparty may disclose any of such information to its Representatives who need to know such information for the sole purpose of evaluating a Transaction, provided such Representatives agree to comply with the terms of this letter agreement applicable to such Representatives (as to which agreement the Company shall be a third-party beneficiary) and (z) the Counterparty may make any disclosure of the Evaluation Material (or summary thereof) to the extent that the Counterparty certifies in writing to the Company that the Counterparty's legal counsel has rendered a written legal opinion that such disclosure is required in order for the Counterparty to comply with the United States securities laws or the rules and regulations promulgated thereunder ("Securities Laws") in connection with the tender offer for all the outstanding shares of the Company commenced by the Counterparty on March 5, 1999 (as amended from time to time, the

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April 7, 1999
Page 3

"Offer") as permitted under this letter agreement or in connection with the Counterparty's solicitation of written consents as to which the Counterparty initially filed a preliminary consent solicitation statement on March 12, 1999 (the "Consent Solicitation") as permitted under this letter agreement or proxies from the stockholders of the Company as permitted under this letter agreement, whether or not any such solicitation is currently in process or hereafter commenced, (it being agreed that notwithstanding anything to the contrary in this letter agreement no disclosure is required prior to 5:00 p.m. New York time on May 7, 1999 or such earlier time as the Counterparty is no longer subject to the restrictions set forth in the Standstill Paragraph (as defined below)), and provided, further, that such information shall not be provided to the Counterparty's financing sources (if any) without prior notification of their identities to the Company (which identities the Company shall keep strictly confidential). The Counterparty shall be responsible for the breach of this letter agreement by its Representatives (including those who subsequent to the first date of disclosure of Evaluation Material cease to be a Representative), and agrees, at its sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

         The Counterparty hereby acknowledges that it is aware, and that it will advise such Representatives who are informed as to the matters which are the subject of this letter agreement, that the Securities Laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         In addition, the Counterparty agrees that, except as required by law (including any Securities Laws that are applicable to the Offer, the Consent Solicitation or any solicitation of proxies from the stockholders of the Company that may be undertaken by the Counterparty, all as permitted by this letter agreement), stock exchange rules or governmental entity or as required to be disclosed to the works council in The Netherlands (as to which the Counterparty represents that the works council is required to keep any disclosed Evaluation Material confidential), without the prior written consent of the Company, the Counterparty and its Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to it, that discussions or negotiations are taking place concerning a possible Transaction between the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof). Without limiting the generality of the foregoing, the Counterparty agrees that during the period the Counterparty is bound by the provisions of the Standstill Paragraph (as hereinafter defined), without the prior written consent of the Company, or as otherwise specifically provided in this letter agreement, it will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such an agreement, arrangement or understanding, with any person other than its Representatives regarding a possible Transaction. The term "person" as used in this letter

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April 7, 1999
Page 4

agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

         In the event that the Counterparty or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by applicable statute, rule or regulation or by governmental regulatory authorities) to disclose any of the Evaluation Material of the Company, the Counterparty shall provide the Company with prompt written notice of any such request or requirement and a copy of such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, the Counterparty or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Evaluation Material, the Counterparty or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material which the Counterparty certifies in writing to the Company that such counsel advises the Counterparty in writing is legally required to be disclosed, provided that, upon request by the Company, the Counterparty exercises the Counterparty's reasonable best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

         At any time upon the request of the Company for any reason or upon the Company's decision not to proceed with a Transaction, the Counterparty will promptly deliver to the Company or destroy all Evaluation Material (and all copies thereof) furnished to it or its Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by the Counterparty or its Representatives shall be destroyed and no copy thereof shall be retained, unless the Counterparty certifies in writing to the Company that the Counterparty's counsel has rendered a written legal opinion that such destruction is prohibited by law. Any destruction of Evaluation Material pursuant to this paragraph shall be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, the Counterparty and its Representatives will continue to be bound by their respective obligations of confidentiality and other obligations hereunder.

         The Counterparty understands and acknowledges that neither the Company nor any of its Representatives (including, without limitation, any of its directors, officers, employees, agents or stockholders) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Each party agrees that neither the other party nor any of its Representatives (including, without limitation, any of its directors, officers, employees, agents or stockholders) shall have any liability to such party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or


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April 7, 1999
Page 5

omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

         The Counterparty agrees that, for the period beginning on the date of this letter agreement and ending at 11:59 p.m. New York time on May 9, 1999 (the "Standstill Period"), unless the Counterparty shall have been specifically invited in writing by the Board of Directors of the Company, neither the Counterparty nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets (other than non-material assets) of the other party; (ii) any tender or exchange offer, merger, consolidation or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any material portion of the Company's business; or (iv) file new or amended solicitation materials or mail or disseminate any solicitation materials to, or otherwise attempt to solicit, the Company's stockholders with respect to any consent or proxy as such terms are used in the proxy rules of the Securities and Exchange Commission (the "SEC") (it being agreed that in the case of this clause (iv), to the extent it relates to solicitation materials soliciting proxies for use at the Company's next annual meeting, the Standstill Period shall terminate at 5:00 p.m. New York time on Friday, May 7, 1999); (b) form, join or in any way participate in a "group" (as defined under the 1934 Act) with respect to the securities of the Company, except as previously discussed with the Company; (c) otherwise act, alone or in concert with others, to nominate directors for election at any meeting of the Company's stockholders or to seek to control, replace the management, Board of Directors or policies of the Company or propose any matter for submission to a vote of stockholders of the Company; (d) take any action which to the knowledge of such party requires the other party to make a public announcement regarding any of the types of matters set forth in (a) above; (e) accept for payment or pay for pursuant to the Offer, or otherwise acquire, any shares of the Company;
(f) seek to convene a special meeting of the stockholders of the Company; (g) amend the Offer other than to extend the Offer until a date after the expiration of the Standstill Period and to disclose the existence of this letter agreement;
(h) solicit proxies from record or beneficial stockholders of the Company for use at the Company's next annual meeting or take action in furtherance thereof by filing preliminary proxy materials with the SEC (it being agreed that in the case of this clause (h) the Standstill Period shall terminate at 5:00 p.m. New York time on Friday, May 7, 1999); or (i) enter into any discussions or arrangements with any third party with respect to any of the foregoing or advise, assist, encourage, finance or seek to persuade others to take any action with respect to the foregoing; provided, however, that, subject to the foregoing, this paragraph shall not require the Counterparty to terminate the Offer or to withdraw the preliminary consent statement that is currently on file with the


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April 7, 1999
Page 6

SEC with respect to the Consent Solicitation. Notwithstanding anything to the contrary in this paragraph, the Counterparty shall not be bound by the foregoing restrictions in the event that (i) the Company has entered into an agreement with a third party involving any tender or exchange offer, merger, consolidation or other business combination involving the Company or any sale of common stock or assets of the Company that requires approval of the Company's stockholders or
(ii) an independent third party makes a bonafide tender offer for more than 50% of the Company's common stock and the Company files a Schedule 14D-9 with respect to such offer that does not recommend that the Company's stockholders reject such offer. Each party also agrees during such period not to request the other party (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Neither the Company nor its Representatives shall, during the Standstill Period, request a formal proposal for a Transaction from any party unless the Company or its Representatives also request such a formal proposal from the Counterparty. This paragraph together with the sentence "Without limiting the generality of the foregoing, the Counterparty agrees that, without the prior written consent of the Company, or as otherwise specifically provided in this letter agreement, it will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such an agreement, arrangement or understanding, with any person other than its Representatives regarding a possible Transaction" set forth earlier in this letter agreement shall be referred to as the "Standstill Paragraph."

         In consideration of the Counterparty's entering into the Standstill Paragraph, the Company hereby agrees that between this date and the earlier of
(i) 5:00 p.m. New York time on May 7, 1999 and (ii) the date on which the Counterparty shall no longer be bound by the provisions set forth in the Standstill Paragraph, neither the Company nor its Representatives shall call or cause to be called a special meeting of stockholders or solicit proxies from any record or beneficial stockholders of the Company for use at the Company's next annual meeting or take action in furtherance thereof by filing preliminary proxy materials with the SEC.

         In consideration of the Counterparty's entering into the Standstill Paragraph, the Company and the Counterparty hereby agree:

         (I) The Company shall set June 8, 1999 as the date of its 1999 Annual Meeting of Stockholders (the "Annual Meeting"), and shall take no action to adjourn, postpone or otherwise delay the Annual Meeting. The close of business on May 10, 1999 shall be the record date for the Annual Meeting.

         (II) The Board of Directors of the Company shall withdraw April 1, 1999 as the record date for the Consent Solicitation and the Company agrees that the Board of Directors of the Company shall set a new record date for any consent solicitation to be conducted by the Counterparty or any of its affiliates which date shall be (x) within three business days of receipt of a written request from the Counterparty that a record date be set, in the event that the Counterparty shall not be bound by the Standstill Paragraph prior

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April 7, 1999
Page 7

to the end of the Standstill Period or (y) the close of business on May 10, 1999 in the event that the Counterparty is bound by the Standstill Paragraph through the end of the Standstill Period.

         In consideration of the Evaluation Material being furnished hereunder, each party agrees that, for the period beginning on the date of this letter agreement and ending at the close of business on March 31, 2000, neither such party nor any of such party's affiliates (as such term in defined under the 1934
Act) will solicit to employ any of the officers or key employees of the other party so long as they are employed by the other party, without obtaining the prior written consent of the other party, (it being understood that any newspaper or other general solicitation not directed specifically to such person shall not be deemed to be a solicitation for purposes of this provision), provided that this paragraph shall not prohibit such party or such party's affiliates from discussing employment opportunities with, or hiring, any officer or key employee of the other party who initiates such discussions with such party or such party's affiliate.

         The Company agrees that: (i) it has not entered into, and during the Standstill Period will not enter into, a standstill paragraph with a third party that has provisions more favorable to such third party than those set forth in the Standstill Paragraph; (ii) it has not waived, and during the Standstill Period will not waive, any provisions of any standstill paragraph with a third party that would make the remaining provisions of the standstill paragraph more favorable to a third party than those set forth in the Standstill Paragraph; and
(iii) it has not entered into, and during the Standstill Period will not enter into, an agreement similar to this letter agreement which contains no standstill paragraph unless the Company also promptly offers the Counterparty substantially similar such provisions, waivers or no Standstill Paragraph, as the case may be.

         Each party understands and agrees that no contract or agreement providing for any Transaction shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever to enter into or consummate a Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. The parties further acknowledge and agree that until such definitive documents are entered into the Company reserves the right, in its sole discretion to reject any and all proposals made by the Counterparty or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations with the Counterparty at any time. The Counterparty further understands that the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to the Counterparty or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to the Counterparty or any other person. Following the execution of

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April 7, 1999
Page 8

this letter agreement, the Counterparty shall promptly file an amendment to its
Schedule 14D-1 that is currently on file with the SEC, which shall be the sole amendment to such Schedule 14D-1 filed by the Counterparty with respect to its execution of this letter agreement. Following the execution of this letter agreement, the Company shall promptly file an amendment to its Schedule 14D-9 that is currently on file with the SEC, which shall be the sole amendment to such Schedule 14D-9 filed by the Company with respect to its execution of this letter agreement.

         The provisions of this letter agreement cannot be amended or waived except with the written consent of each of the parties hereto. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

         It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by a party or any of its Representatives and that a party shall be entitled to equitable relief, including injunctive relief to prevent breaches of the provisions of this letter agreement by the other party, without the necessity of proving actual damages or of posting any bond, and specific performance, as a remedy for any such breach . Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available by law or equity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that a party or any of its Representatives have breached this letter agreement, then such party shall be liable and pay to the other party the reasonable legal fees and costs incurred by the other party in connection with such litigation, including any appeal therefrom.

         If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Except as specified elsewhere herein, the terms of this letter agreement will remain in force until the date that is two years from the date hereof; provided, however, that the confidentiality provisions of this letter agreement relating to Evaluation Material shall remain effective so long as such material constitutes Evaluation Material.

         In the event of any alleged breach of this agreement by a party, the other party shall given written notice of such alleged breach to the such allegedly breaching party and one business day for such allegedly breaching party to cure such breach.

         This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by


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April 7, 1999
Page 9

each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. This letter agreement supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith. No covenant or condition or representation not expressed in this letter agreement shall affect or be effective to interpret, change or restrict this letter agreement. No prior drafts of this letter agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this letter agreement. This letter agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this letter agreement be binding on any party unless in writing signed by the parties hereto. No modification, waiver, termination, rescission, discharge or cancellation of this letter agreement and no waiver of any provision of or default under this letter agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

         This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to any choice or conflict of law provision). The parties agree that any suit for the enforcement of this letter agreement may be brought in the courts of the state of Delaware or any federal court sitting therein, and each party consents to the exclusive jurisdiction of such courts and service of process in any such suit being made upon Latham & Watkins, 135 Commonwealth Drive, Menlo Park, California 94025, attention: Christopher L. Kaufman, in the case of the Company, or upon Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, attention: Neil T. Anderson, in the case of the Counterparty. Each party hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient venue, court or jurisdiction.

         Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.


                                             Very truly yours,

                                             VLSI Technology, Inc.
                                             a Delaware corporation


                                             By: /s/ Thomas C. Tokos
                                                ---------------------------
                                                Name:  Thomas C. Tokos
                                                Title: Vice President

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April 7, 1999
Page 10


Accepted and agreed as of
the date first written above:

Koninklijke Philips Electronics N.V.
A company incorporated under the laws of The Netherlands



By:  /s/ Jan C. Lobbezoo
   ---------------------------------
   Name:  Jan C. Lobbezoo
   Title: Chief Financial Officer,
          Philips Semiconductors and
          Authorized Representative